

<ARTICLE>                     5
<LEGEND>

This schedule contains summary financial information extracted from the Natural
Gas Vehicles System, Inc. and subsidiary consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995, and is qualified in its entirety by reference to such financial statements.

</LEGEND>

<PERIOD-TYPE>                       6-MOS                   YEAR
<FISCAL-YEAR-END>             JUN-30-1996            DEC-31-1995
<PERIOD-START>                JAN-01-1996            JAN-01-1995
<PERIOD-END>                  JUN-30-1996            DEC-31-1995
<CASH>                                600  <F2>              411  <F2>
<SECURITIES>                            0                      0
<RECEIVABLES>                       2,082                    831
<ALLOWANCES>                          (10)                  (105)
<INVENTORY>                         1,118                  1,004
<CURRENT-ASSETS>                    3,932                  2,003
<PP&E>                              5,362                  6,180
<DEPRECIATION>                     (2,373)                (2,100)
<TOTAL-ASSETS>                      7,310                  5,376
<CURRENT-LIABILITIES>              (5,158)                (2,382)
<BONDS>                                 0                      0
<PREFERRED-MANDATORY>                   0                      0
<PREFERRED>                             0                      0
<COMMON>                              (23)                   (23)
<OTHER-SE>                         (2,129)                (2,971)
<TOTAL-LIABILITY-AND-EQUITY>        7,310                  5,376
<SALES>                            (4,374)                (5,683)
<TOTAL-REVENUES>                   (4,374)                (5,683)
<CGS>                               3,951                  6,171
<TOTAL-COSTS>                           0                      0
<OTHER-EXPENSES>                      202                    622
<LOSS-PROVISION>                        0                      0
<INTEREST-EXPENSE>                    133                    448
<INCOME-PRETAX>                       884                  4,291
<INCOME-TAX>                            0                      0
<INCOME-CONTINUING>                   884                  4,291
<DISCONTINUED>                          0                      0
<EXTRAORDINARY>                         0                      0
<CHANGES>                               0                      0
<NET-INCOME>                          884                  4,291
<EPS-PRIMARY>                        0.32  <F1>             2.07  <F1>
<EPS-DILUTED>                        0.32  <F1>             2.07  <F1>


<F1> Refer to footnote 1 of notes to consolidated financial statements for a discussion of total common shares used in the earning per share calculation
<F2> Refer to footnote 2 of notes to consolidated financial statements for a discussion of restricted cash included within this balance

